EXHIBIT 99.1

News Release

Contacts: Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826

Investors - Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Third-Quarter 2006 Results

MIDDLETOWN, OH, October 24, 2006 – AK Steel (NYSE: AKS) today reported third-quarter 2006 net income of $26.0 million, or $0.23 per share of common stock. The 2006 third-quarter results included a one-time pre-tax charge of $15.8 million ($10.7 million after-tax, or $0.10 per share), related to the implementation of new labor agreements at the company’s Zanesville, Ohio and Butler, Pennsylvania operations, as well as a $3.0 million, or $0.03 per share, reduction in the value of a deferred tax asset due to recent state tax law changes. Excluding these items, third-quarter 2006 net income would have been $39.7 million, or $0.36 per share of common stock. In the year-ago third quarter, AK Steel reported a net loss of $29.0 million, or $0.26 per share.

The company said the $10.7 million after-tax charge was related primarily to pension curtailment costs associated with the new labor agreements and the initial funding of a Voluntary Employees’ Beneficiary Association (VEBA) health care fund covering Butler hourly employees. The $3.0 million charge was primarily related to a change in Pennsylvania state tax law.

Net sales for the third quarter of 2006 were a record $1,553.6 million on shipments of 1,522,600 tons. Third-quarter 2006 sales were about 12% higher and shipments were about 10% lower than in the year-ago period. The company’s average selling price was a record $1,020 per ton in the third quarter of 2006, compared to $825 per ton in the year-ago period. The lower year-over-year shipments reflect lower North American automobile and light truck production, as well as higher customer inventory levels and increased steel imports, which reduced distribution market shipments.

AK Steel reported operating profit of $55.1 million, or $36 per ton, in the third quarter of 2006, compared to an operating loss of $25.5 million, or $15 per ton, in the third quarter of 2005. Excluding one-time, pre-tax labor contract charges of $15.8 million, third-quarter 2006 operating profit would have been $70.9 million, or $47 per ton. A reconciliation of charges to adjusted net income and operating profit is illustrated by the following chart:

($ Millions)	Three Months Ended 9/30/2006	Three Months Ended 9/30/2005
Reconciliation of Net Income
Reported Net Income (Loss)	$26.0	$(29.0)
Costs Associated With New Butler & Zanesville Labor Agreements (After-Tax)	10.7	—
Provision For State Tax Law Changes	3.0	—

Adjusted Net Income (Loss)	$39.7	$(29.0)

Reconciliation of Operating Profit
Reported Operating Profit (Loss)	$55.1	$(25.5)
Costs Associated With New Butler & Zanesville Labor Agreements (Pre-Tax)	15.8	—

Adjusted Operating Profit (Loss)	$70.9	$(25.5)

“In a defining year, AK Steel’s most recent operating and financial results continued a steady upward trend,” said James L. Wainscott, chairman, president and CEO. “Although we recently have seen some slowing in a few of our key carbon steel markets, we anticipate continued strong demand during the fourth quarter for our stainless and electrical products.”

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Nine-Month Results

For the first nine months of 2006, AK Steel’s net income was $61.3 million, or $0.55 per share, which included after-tax charges of $16.4 million, or $0.15 per share, resulting from the implementation of new labor agreements at the Butler and Zanesville operations, and the reduction in the value of the company’s deferred tax asset due to state tax law changes. In the comparable 2005 period, net income was $39.2 million, or $0.35 per share, which included total non-cash charges of $32.6 million, or $0.30 per share, resulting from the reduction in the value of the company’s deferred tax asset.

Sales for the first nine months of 2006 were a record $4,486.8 million, compared to $4,270.4 million in the first nine months of 2005. Operating profit for the first nine months of 2006 was $147.5 million, or $32 per ton shipped. Excluding the one-time charges of $15.8 million related to the Butler and Zanesville labor contracts, adjusted operating profit for the first nine months of 2006 was $163.3 million, or $35 per ton, compared to $162.3 million, or $34 per ton on the same basis for the first nine months of 2005. A reconciliation of charges to adjusted net income and operating profit for the comparative nine-month periods is illustrated by the following chart:

($ Millions)	Nine Months Ended 9/30/2006	Nine Months Ended 9/30/2005
Reconciliation of Net Income
Reported Net Income	$61.3	$39.2
Costs Associated With New Butler & Zanesville Labor Agreements (After-Tax)	10.7	—
Provision For State Tax Law Changes	5.7	32.6

Adjusted Net Income	$77.7	$71.8

Reconciliation of Operating Profit
Reported Operating Profit	$147.5	$162.3
Costs Associated With New Butler & Zanesville Labor Agreements (Pre-Tax)	15.8	—

Adjusted Operating Profit	$163.3	$162.3

Directors Approve $55 Million Electrical Steel Expansion Project

In light of continued strong demand for electrical steel products, the company announced Monday that its board of directors had approved a $55 million capital investment to further expand its electrical steel finishing capacity. Completion of projects at its Butler and Zanesville plants by mid-2008 will increase the company’s annual electrical steel production capacity by about 12 percent, to approximately 335,000 tons. The capital investment announced yesterday is in addition to a $14 million capital investment announced in April to increase electrical steel production at the Butler Works. That project is scheduled to be completed during the first quarter of 2007, and is included in the total of 335,000 tons of production capacity the company will have by mid-2008.

Fourth-Quarter Outlook

AK Steel said that it expects fourth-quarter 2006 shipments of approximately 1,500,000 tons. Despite increased value-added shipments and higher stainless steel surcharge revenues, the company expects its average per-ton selling price to decrease slightly from third quarter 2006 levels. The company also expects higher costs for planned maintenance outages during the fourth quarter compared to the third quarter, as it balances its supply with demand from its served markets. Also the company expects higher raw material and energy costs and a lower LIFO charge compared to the third quarter. The net effect of these items is expected to result in an operating profit of approximately $30 to $35 per shipped ton for the fourth quarter of 2006.

AK Steel, headquartered in Middletown, Ohio, produces flat-rolled carbon, stainless and electrical steels, as well as tubular steel products for the automotive, appliance, construction and manufacturing markets. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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AK Steel Holding Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Shipments (000 tons)	1,522.6	1,687.0	4,648.5	4,818.0
Selling price per ton	$1,020	$825	$965	$886

Net sales	$1,553.6	$1,393.3	$4,486.8	$4,270.4
Cost of products sold	1,388.3	1,317.7	4,025.6	3,802.7
Selling and administrative expenses	50.7	51.9	155.3	156.3
Depreciation	48.7	49.2	147.6	149.1
Curtailment charge	10.8	—	10.8	—

Total operating costs	1,498.5	1,418.8	4,339.3	4,108.1
Operating profit (loss)	55.1	(25.5)	147.5	162.3
Interest expense	22.4	20.9	66.5	65.0
Other income	5.0	1.5	14.6	8.3

Income (loss) before income taxes	37.7	(44.9)	95.6	105.6
Income tax provision due to state tax law changes	3.0	—	5.7	32.6
Income tax provision (benefit)	8.7	(15.9)	28.6	33.8

Net income (loss)	$26.0	$(29.0)	$61.3	$39.2

Basic earnings per share:
Net income (loss)	$0.24	$(0.26)	$0.56	$0.36

Diluted earnings per share:
Net income (loss)	$0.23	$(0.26)	$0.55	$0.35

Weighted average shares outstanding:
Basic	109.9	109.8	109.8	109.7
Diluted	110.5	109.8	110.4	110.4

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AK Steel Holding Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited) September 30, 2006	December 31, 2005

Assets
Current Assets
Cash and cash equivalents	$466.8	$519.6
Accounts and notes receivables, net	711.0	570.0
Inventories, net	936.4	808.4
Other current assets	378.0	348.4

Total Current Assets	2,492.2	2,246.4

Property, plant and equipment	5,015.0	4,985.6
Accumulated depreciation	(2,856.0)	(2,728.1)

Property, plant and equipment, net	2,159.0	2,257.5
Other	940.9	984.0

Total Assets	$5,592.1	$5,487.9

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$582.6	$450.0
Other accruals	245.8	216.4
Pension & other postretirement benefit obligations	340.9	237.0

Total Current Liabilities	1,169.3	903.4

Long-term debt	1,115.1	1,114.9
Pension & other postretirement benefit obligations	2,905.6	3,115.6
Other liabilities	128.3	133.5

Total Liabilities	5,318.3	5,267.4

Shareholders’ Equity
Common stock - 2006; authorized 200,000,000 shares of $0.01 par value each; 118,907,600 shares issued; 110,221,499 shares outstanding	1.2	1.2
Additional paid-in capital	1,838.4	1,832.1
Treasury stock - 2006; 8,686,101 shares at cost	(124.2)	(123.6)
Accumulated deficit	(1,246.9)	(1,308.1)
Accumulated other comprehensive loss	(194.7)	(181.1)

Total Shareholders’ Equity	273.8	220.5

Total Liabilities and Shareholders’ Equity	$5,592.1	$5,487.9

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AK Steel Holding Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Nine Months Ended September 30,
	2006	2005
Cash Flow From Operating Activities:
Net income	$61.3	$39.2
Depreciation	147.6	149.1
Amortization	6.9	6.4
Deferred taxes	38.1	63.0
Contributions to the pension trust	(134.0)	(150.0)
Pension and other postretirement benefit expense in excess of payments	17.0	46.8
Curtailment charge	10.8	—
Working capital	(142.0)	(85.8)
Other	(10.2)	4.1

Net Cash Flow From Operating Activities	(4.5)	72.8

Cash Flow From Investing Activities:
Capital investments	(52.2)	(132.9)
Proceeds from draw on restricted funds for emission control expenditures	8.0	29.1
Proceeds from sale or liquidation of assets and investments	3.9	1.2
Restricted cash to collateralize letter of credit	(12.3)	—
Other	0.3	0.3

Net Cash Flow From Investing Activities	(52.3)	(102.3)

Cash Flow From Financing Activities:
Proceeds from exercise of stock options	2.4	3.1
Purchase of treasury stock	(0.6)	(0.6)
Other	2.2	(1.4)

Net Cash Flow From Financing Activities	4.0	1.1

Net Decrease in Cash	(52.8)	(28.4)
Cash and Cash Equivalents, Beginning	519.6	377.1

Cash and Cash Equivalents, Ending	$466.8	$348.7

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AK Steel Holding Corporation

(Unaudited)

Steel Shipments

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Tons Shipped by Product (000’s)
Stainless/Electrical	271.0	240.2	806.2	755.2
Coated	658.8	778.7	2,106.7	2,363.4
Cold Rolled	254.1	320.9	756.6	885.6
Tubular	39.0	42.6	132.6	133.2

Subtotal Value-added Shipments	1,222.9	1,382.4	3,802.1	4,137.4
Hot Rolled	218.5	249.7	644.0	496.6
Secondary	81.2	54.9	202.4	184.0

Subtotal Non Value-added Shipments	299.7	304.6	846.4	680.6

Total Shipments	1,522.6	1,687.0	4,648.5	4,818.0

Shipments by Product (%)
Stainless/Electrical	17.8%	14.2%	17.3%	15.7%
Coated	43.3%	46.2%	45.3%	49.1%
Cold Rolled	16.7%	19.0%	16.3%	18.4%
Tubular	2.5%	2.5%	2.9%	2.7%

Subtotal Value-added Shipments	80.3%	81.9%	81.8%	85.9%
Hot Rolled	14.4%	14.8%	13.9%	10.3%
Secondary	5.3%	3.3%	4.3%	3.8%

Subtotal Non Value-added Shipments	19.7%	18.1%	18.2%	14.1%

Total Shipments	100.0%	100.0%	100.0%	100.0%

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AK Steel Holding Corporation

(Unaudited)

Supplemental Information

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Reconciliation of net income (dollars in millions)
Net income before state tax law and labor contract charges	$39.7	$77.7
Curtailment charge, net of tax	(7.3)	(7.3)
One-time labor contract charges, net of tax	(3.4)	(3.4)
State tax law charges	(3.0)	(5.7)

Net income as reported	$26.0	$61.3

Reconciliation of earnings per share
Income per share before state tax law and labor contract charges	$0.36	$0.70
Income per share for curtailment charge	(0.07)	(0.07)
Income per share for one-time labor contract charges	(0.03)	(0.03)
Income per share for state tax law charges	(0.03)	(0.05)

Net income per share as reported	$0.23	$0.55

Reconciliation of operating profit (dollars in millions)
Operating profit before labor contract charges	$70.9	$163.3
Curtailment charge	(10.8)	(10.8)
One-time labor contract charges	(5.0)	(5.0)

Operating profit as reported	$55.1	$147.5

Reconciliation of operating profit per ton
Operating profit per ton before labor contract charges	$47	$35
Curtailment charge	$(7)	$(2)
One-time labor contract charges	$(4)	$(1)

Operating profit per ton as reported	$36	$32

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